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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 TCI MUSIC, INC.

         TCI Music, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: That the Board of Directors of TCI Music, Inc., at a special meeting of the directors on June 22, 1999, adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of said corporation. The resolutions setting forth proposed amendments are as follows:

                  RESOLVED, that proposed amendments to the Certificate of Incorporation of the corporation, (i) deleting in its entirety SECTION B of ARTICLE VIII -- MEETINGS OF STOCKHOLDERS, (ii) amending and restating ARTICLE I -- NAME to read in its entirety as follows, and
         (iii) amending the first two paragraphs of ARTICLE IV -- CAPITALIZATION to read as follows, are recommended to the stockholders for approval as being in the best interests of the corporation:

                                    ARTICLE I

                                      NAME

                     The name of the Corporation is Liberty Digital, Inc.


                                   ARTICLE IV

                                AUTHORIZED STOCK

                     The total number of shares of capital stock which the
              Corporation shall have authority to issue is one billion seven hundred and fifty five million (1,755,000,000) shares, of which one billion seven hundred and fifty million (1,750,000,000) shares shall be common stock ("Common Stock") and five million (5,000,000) shares shall be preferred stock with a par value of $.01 per share ("Preferred Stock"). The Common Stock shall be a single class designated as Common Stock with a par value of $.01 per share and shall be issuable in series as provided in Section A of this Article IV. A description of the Common Stock and the Preferred Stock of the Corporation, and the relative rights, preferences and limitations thereof, or the method of fixing and establishing the same, are as


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              hereinafter in this Article IV set forth:

                                    SECTION A

                    SERIES A COMMON AND SERIES B COMMON STOCK

                     One billion (1,000,000,000) shares of Common Stock shall be of a series designated as Series A Common Stock (the "Series A Common Stock") and seven hundred and fifty million (750,000,000) shares of Common Stock shall be of a series designated as Series B Common Stock (the "Series B Common Stock"). Each share of the Series A Common Stock and each share of the Series B Common Stock shall, except as otherwise provided in this Section A, be identical in all respects and shall have equal rights and privileges.

         SECOND: That the stockholders of said corporation duly adopted the foregoing resolutions at a meeting of the stockholders held September 8, 1999, which meeting was called and held in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware.

         THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, TCI Music, Inc. has caused this certificate to be executed by David B. Koff, its Vice President, on this 9th day of September, 1999.

                                        TCI MUSIC, INC.

                                        By: /s/  David B. Koff
                                            ------------------------------------
                                                 David B. Koff, Vice President


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